FIRST AMENDMENT TO
CROWN CASTLE INTERNATIONAL CORP. 2013 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT by Crown Castle International Corp. (“Company”),
W I T N E S S E T H:
WHEREAS, the Company previously established the Crown Castle International Corp. 2013 Long-Term Incentive Plan, as amended (“Plan”);
WHEREAS, Article XIV of the Plan provides in relevant part that the Board of Directors of Crown Castle International Corp. (“Board”) may amend the Plan; and
WHEREAS, the Company desires to amend the Plan to provide that the Compensation Committee of the Board may not, without the approval of the Company’s stockholders, cancel any option or stock appreciation right (“SAR”) issued pursuant to the Plan in exchange for cash if the exercise price or grant price of such option of SAR exceeds the fair market value of a share of the Company’s common stock, par value $0.01 per share, at such time;
NOW, THEREFORE, effective as of August 2, 2016, the Plan is hereby amended by adding the following as new Section VII(j):

“(j) Restrictions on Buyout of Options and Stock Appreciation Rights. Except as provided in Section XIII, the Committee may not, without approval of the stockholders of the Company, cancel any Option or SAR in exchange for cash if the option price or SAR grant price of such Option or SAR, as applicable, exceeds the fair market value of a Share at such time.”

Adopted by the Board
on August 2, 2016

/s/ Donald J. Reid
Donald J. Reid
Corporate Secretary